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                                                                    Exhibit 99.3

                THESTREET.COM ANNOUNCES Q3 2003 FINANCIAL RESULTS

          Company Records Lowest Net Loss and Tenth Sequential Quarter
                       of Increased Subscription Revenue

NEW YORK, October 16, 2003 --TheStreet.com, Inc. (Nasdaq: TSCM), a leading multimedia provider of financial commentary, analysis, research and news, today announced its financial results for the third quarter 2003, which includes the Company's lowest net loss, tenth sequential quarter of increased subscription revenue and second consecutive cash flow positive quarter.

Net revenue in the third quarter 2003 totaled $6.7 million, a 25% increase over the same period in 2002 and 4% increase from the previous quarter. Net loss was ($865,000), or ($0.04) per share for the quarter, a 53% improvement over the ($1.8) million loss in the same period in 2002, and a 32% improvement from last quarter's ($1.3) million loss.

Total cash flow in the third quarter 2003 was $325,000, an improvement from the ($659,000) burn in the third quarter 2002, and a 28% improvement from the cash flow in the second quarter 2003 of $253,000. Cash, restricted cash and short-term investments as of September 30, 2003 continues to stand at more than $28 million.

Subscription bookings for the third quarter 2003 totaled $4.9 million, a 22% increase over the third quarter 2002 and an increase of 4% from the second quarter 2003.

Deferred revenue was $6.9 million, a 26% increase over the same period last year and effectively flat from the previous quarter.

"Our strong third quarter results, which include our tenth sequential quarter of increased subscription revenue, are a direct result of the successful implementation of the growth strategy we began executing three years ago," said Thomas J. Clarke Jr., chairman and chief executive officer of TheStreet.com. "Our revenue mix continues to evolve. With the recent introduction of commission revenue from our broker-dealer subsidiary Independent Research Group LLC, we have added another piece to the revenue portfolio, which will help us meet our long-term objective of consistent and sustainable growth."

Revenue Streams

Subscription revenue for the third quarter 2003 totaled $4.8 million, an increase of 21% over the same period last year and an increase of 11% from the second quarter 2003. Advertising revenue was $1.2 million in the third quarter, a 16% increase over the same period last year and an expected seasonal decline of 17% from the second quarter 2003.

In May 2003, Independent Research Group was cleared to receive trading commissions from its institutional clients. This quarter commission revenue totaled $313,000, an 87% increase from the second quarter 2003.


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Total expenses for the third quarter totaled $7.6 million, a 1% increase over the same period last year and a 2% improvement from the second quarter 2003. This sequential improvement in expenses was achieved despite the continuing investment in the development of Independent Research Group.

"Our record quarterly results affirm the continued improvement we have made in the fundamentals of the business," said Lisa Mogensen, chief financial officer of TheStreet.com. "In particular, our deliberate cultivation of multiple revenue streams and our steadfast vigilance in the area of cost control has yielded results."

THIRD QUARTER 2003 BUSINESS HIGHLIGHTS

Some of the Company's accomplishments in the third quarter 2003 include:
- TheStreet.com and Bloomberg, the global financial news and information company, reached an agreement to distribute several of TheStreet.com products to Bloomberg financial professional users worldwide, via the Bloomberg Professional(R)Service. Two of TheStreet.com premium products to be distributed are "Street Insight," for investment professionals seeking real-time macro and micro trading information and "RealMoney," produced for active market participants and self-directed investors looking for unbiased, action-oriented market analysis and investment ideas. The alliance is in the form of a revenue sharing agreement that will broaden TheStreet.com's subscriber base, while providing Bloomberg with additional depth and breadth to its content offerings.

- Independent Research Group coverage was listed in the First Call earnings database and included in the First Call consensus. This distribution channel exposes Independent Research Group to more than 55,000 institutional investors worldwide and third-party distribution sites including Bloomberg, Factset, Bridge and Compustat. For every stock Independent Research Group covers, First Call subscribers will have access to an Independent Research Group analyst's call, price target, earnings estimates and growth-rates estimates, maximizing visibility within the financial community.

- "Jim Cramer's RealMoney" financial radio program, which TheStreet.com co-produces and syndicates through the WOR Radio Network, continues to expand. The program is now heard in six of the top ten and nine of the top 20 Arbitron Metro rated markets nationwide.

- Independent Research Group has completed individual U.S. state blue sky registrations and is now licensed by 49 states and the District of Columbia as a registered broker-dealer.

- Independent Research Group began distributing an online version of "TheStreetTMView," a long/short equity research product created to provide the hedge fund community with unbiased and independent trading and investment ideas. The enhanced online version allows subscribers to search for companies by ticker, contributor and publication date range, easing the information gathering process.

- TheStreet.com was named to the Deloitte & Touche 2003 "New York Technology Fast 50" list, the firm's annual ranking of the 50 fastest growing companies in the New York City area.


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- TheStreet.com was added to the Russell 2000 and Russell 3000 Indexes following the Frank Russell Company's annual reconstitution. Index membership began on July 1 and is effective for one year.

TheStreet.com will conduct a conference call today, October 16, 2003 at 11:00 a.m. EDT to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.thestreet.com/earnings.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of independent and insightful investment commentary, advice, research and news. The Company is a registered investment advisor. Founded in 1996, TheStreet.com completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, "RealMoney.com" is accompanied by the professionally oriented subscription sites, "Street Insight," "RealMoney Pro Advisor," and the free, flagship site, "TheStreet.com." The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com's wholly-owned subsidiary, Independent Research Group LLC (IRG), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG's proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.



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                               THESTREET.COM, INC.
                                 BALANCE SHEETS
                                ($ in thousands)


                                                  September 30,  December 31,
                                                      2003          2002
                                                    ---------    -----------
                      ASSETS
Current Assets:
Cash, restricted cash and short-term investments     $26,249    $26,749
Accounts receivable - net                              1,292      1,677
Other receivables                                        415        197
Prepaid expenses and other current assets              1,215      1,020
                                                     -------    -------
      Total current assets                            29,171     29,643

Property and equipment - net                           2,727      3,643
Other assets                                             407        698
Goodwill and intangibles - net                         2,649      3,144
Restricted cash                                        2,300      2,300
                                                     -------    -------
      Total assets                                   $37,254    $39,428
                                                     =======    =======

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses                $ 4,169    $ 4,393
Deferred revenue                                       6,904      5,513
Note payable                                              88         84
Other current liabilities                                 69         18
                                                     -------    -------
      Total current liabilities                       11,230     10,008
Note payable                                             244        311
Other liabilities                                         56          -
                                                     -------    -------
      Total liabilities                               11,530     10,319
                                                     -------    -------

Stockholders' Equity:
Stockholders' equity                                  25,724     29,109
                                                     -------    -------

      Total liabilities and stockholders' equity     $37,254    $39,428
                                                     =======    =======

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.


Cash, restricted cash, and short-term investments    $26,249    $26,749
Restricted cash                                        2,300      2,300
                                                     -------    -------
Total cash, current and noncurrent restricted cash
 and short-term investments                          $28,549    $29,049
                                                     =======    =======




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                               THESTREET.COM, INC.
                            STATEMENTS OF OPERATIONS
                     ($ in thousands, except per share data)


                                   For the Three      For the Nine
                                   Months Ended       Months Ended
                                   September 30        September 30
                                 ------------------  ------------------
                                    2003     2002      2003     2002
                                 --------- --------  --------  --------
Net revenue:
Subscription                      $ 4,827  $ 3,984   $13,449  $10,637
Advertising                         1,222    1,058     3,899    3,004
Commission                            313        -       480        -
Other                                 304      292       888    1,253
                                  -------  -------   -------  -------
   Total net revenue                6,666    5,334    18,716   14,894

Operating expense:
Cost of services                    3,483    2,757    10,476    9,125
Sales and marketing                 1,856    1,720     5,209    4,651
General and administrative          1,763    1,831     5,379    5,680
Depreciation and amortization         465      955     1,838    3,150
Noncash compensation                   33      237       304      716
Restructuring                           -        -         -       19
                                  -------  -------   -------  -------
   Total expense                    7,600    7,500    23,206   23,341
                                  -------  -------   -------  -------

Interest and investment income,
 net                                   69      313       296      717
                                  -------  -------   -------  -------


   Net loss from continuing
    operations                       (865)  (1,853)   (4,194)  (7,730)
Gain on disposal of discontinued
 operations                             -        3         -      201
                                  -------  -------   -------  -------
   Net loss                       $  (865) $(1,850)  $(4,194) $(7,529)
                                  =======  =======   =======  =======

Net (loss) income per share -
 basic and diluted:
   Continuing operations          $ (0.04) $ (0.08)  $ (0.18) $ (0.33)
   Discontinued operations              -        -         -     0.01
                                  -------  -------   -------  -------
Net loss                          $ (0.04) $ (0.08)  $ (0.18) $ (0.32)
                                  =======  =======   =======  =======
Weighted average basic and
 diluted shares outstanding        23,947   23,553    23,818   23,554
                                  =======  =======   =======  =======

CONTACT: TheStreet.com, Inc.
Wendy Tullo, 212-321-5493
wendy.tullo@thestreet.com

SOURCE: TheStreet.com, Inc.

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